Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Fidelity California Municipal
Trust: Spartan California Municipal Income Fund (formerly known as Fidelity California Municipal Income Fund) of our report dated April 3, 1997 on the financial statements and financial highlights included in the February 28, 1997 Annual Report to Shareholders of Spartan California Municipal Income Fund (formerly known as Fidelity California Municipal Income Fund).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
August 25, 1997